May 31, 2011

Brent M. Cook
Chief Executive Officer
High Plains Gas, Inc.
10318 Oak Creek Lane
Highland, Utah  84003

Re:     Eighth Amendment to Purchase and Sale Agreement

Dear Mr. Cook:

     This relates to the February 2, 2011 Purchase and Sale Agreement between J.M. Huber Corporation ("Seller") and High Plains Gas, Inc. ("Buyer"), as amended (the "Agreement").

     As you know, the Closing of the transaction contemplated by the Agreement is scheduled for today. However, you have informed us that Buyer is unable to proceed with the Closing as required by the Agreement. As a result, Seller has the right to terminate the Agreement and retain the Deposit, the Shares and the New Shares pursuant to Article 11 of the Agreement.

     In light of Buyer's efforts and without waiving its rights under the Agreement, Seller is willing to accommodate Buyer and hold such termination in abeyance pursuant to the following terms and conditions:

     a. Buyer acknowledges that Seller has the absolute and unconditional right to retain, and that Seller shall retain, the Deposit and the Shares and the New Shares pursuant to Article 2 of the Agreement. Buyer has no claim whatsoever and/or hereby waives any past, present or future claim to any right to recover the Deposit, the Share or the New Shares.

     b. Seller may continue to openly and actively pursue the sale of Assets to any third party(ies) without any obligation to keep or have the third party(ies) keep any discussions related thereto confidential. In doing so, Seller and any third party(ies) with whom Seller engages shall have the ability to take all such actions they deem necessary and appropriate to pursue a transaction as if the Agreement had terminated.

     c. Upon a notice delivered pursuant to Section 14.10 of the Agreement, Seller may terminate the Agreement.

     d. After termination Seller may hold the Assets or sell all or some of the Assets to a third party(ies).

     e. If, prior to Seller's delivery of a notice pursuant to paragraph (c) above,

          (1) Buyer delivers to Seller a notice that Buyer (i) is able to meet each and every condition to Closing set forth in the Agreement (including, without limitation, fully satisfying Buyer's representation and warranties set forth in Sections 6.08 and 6.11), and (ii) is able to deliver all instruments required of it at Closing by Seller (including, without limitation, all instruments to complete the assignment and/or a novation of all gathering and transportation agreements, surface related agreements, office lease agreements, and any and all agreements requiring a third party consent to assign), and

          (2) such notice is also accompanied with copies of unconditional commitments by third parties to fund the Closing for Buyer, true and correct copies of all bonds approved by Governmental Authorities, then Seller shall have the right, in its sole discretion, to pursue or not pursue closing of a transaction with Buyer. If Seller chooses to pursue a transaction, the timeline for closing shall be determined by Seller.

     f. In the event that by June 30, 2011, Seller does not exercise its right to terminate the Agreement under item (c) above, the Agreement shall automatically terminate.

     g. Except as expressly provided in this Amendment above, all terms of the Agreement remain in full force and effect and nothing herein shall otherwise affect any other provision of the Agreement or the rights and obligations of Buyer and Seller therein.

     h. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

     i. This Amendment shall be governed by and interpreted and enforced in accordance with the terms of the Agreement.

If the foregoing accurately reflects our understanding, please sign and return a copy of this letter agreement to the undersigned.

                              Very truly yours,

                              J.M. HUBER CORPORATION


                              By:  __________________________________
                                   Joseph M. Dunning
                                   Vice President, Mergers and Acquisitions

AGREED AND ACCEPTED
to this ___ day of May, 2011 by
High Plains Gas, Inc.


By:  _______________________________
     Brent M. Cook
     Chief Executive Officer